Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Invesco DB US Dollar Index Trust (formerly known as PowerShares DB US Dollar Index Trust) of our report dated February 27, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Invesco DB US Dollar Index Bullish Fund’s (formerly known as PowerShares DB US Dollar Index Bullish Fund) Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 29, 2018